Exhibit 15.1

Consent of Independent Registered
Public Accounting Firm

We are aware of the incorporation by reference in the Registration Statement Form S-3 of Force Protection, Inc. and in the related Prospectuses, of our Report on Review by Independent Registered Accounting Firm dated May 14, 2007, relating to consolidated balance sheet of Force Protection, Inc. and Subsidiaries as of March 31, 2007, and the related consolidated statements of operations and cash flows for the three month period then ended  that are included in Force Protection, Inc.’s Form 10-Q/A for the quarter ended March 31, 2007.

/s/ Elliott Davis, LLC
Columbia, South Carolina
July 25, 2007